Calculation of Filing Fee Tables
SF-3
Ford Credit Auto Lease Two LLC
Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is 1,306,180,000. The prospectus is a final prospectus for the related offering.